UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 28, 2016 (July 27, 2016)

GNC HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation)	001-35113 (Commission File Number)	20-8536244 (IRS Employer Identification No.)

300 Sixth Avenue
Pittsburgh, Pennsylvania 15222
(Address of principal executive offices, including zip code)

(412) 288-4600
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 28, 2016, GNC Holdings, Inc. (the “Company”) announced that the Board of Directors of the Company (the “Board”) has appointed Robert F. Moran to serve as interim Chief Executive Officer of the Company, effective upon the close of business on July 27, 2016. Also on July 28, 2016, the Company announced the departure of Michael G. Archbold as Chief Executive Officer of the Company and from the Board, effective upon the close of business on July 27, 2016.
Mr. Moran has relinquished his appointments to the Compensation and Organizational Development Committee of the Board and the Finance Committee of the Board for the duration of his tenure as interim Chief Executive Officer. The Board has appointed Michael F. Hines to serve as a member of the Finance Committee, effective July 27, 2016.
Mr. Moran, age 65, has been a member of the Board since June 2013, has more than 40 years of domestic and international executive leadership experience, and has extensive retail experience and expertise. Previously, Mr. Moran served as Chairman and Chief Executive Officer of PetSmart, Inc., (“PetSmart”), a leading specialty provider of pet products, services, and solutions, from February 2009 to June 2013, was its President and Chief Executive Officer from June 2009 to January 2012, and was its President and Chief Operating Officer from December 2001 to June 2009. Prior to joining PetSmart in 1999, Mr. Moran was President of Toys “R” Us Canada. Mr. Moran served on the boards of directors of Collective Brands, Inc. from March 2005 to October 2012 and Petsmart from September 2009 to June 2013. Mr. Moran currently serves on the boards of directors of Hanesbrands, Inc. and the USA Track & Field Foundation.
The Company has agreed to provide Mr. Moran with the following compensation in connection with his service as Interim Chief Executive Officer: (i) commencing on August 1, 2016, a monthly salary of $83,000, (ii) a short-term cash incentive award with a target value of $300,000 (capped at $450,000), which will be earned based on the Compensation and Organizational Development Committee’s discretionary evaluation of Mr. Moran’s performance over the period July 27, 2016 through January 31, 2017, (iii) reasonable use of the Company’s corporate aircraft for purposes of commuting to and from Pittsburgh, Pennsylvania to conduct Company business, (iv) temporary corporate housing in Pittsburgh, and (v) on August 1, 2016, a grant of restricted stock units relating to shares of the Company’s common stock with an aggregate grant date fair market value of $1,000,000 (the “Sign-On RSUs”). The Sign-On RSUs will vest, subject to Mr. Moran’s continued employment with the Company or service to the Company as a director, in three equal installments on each of the first three anniversaries of the grant date; provided, however, that the Sign-On RSUs will vest in full upon a change in control of the Company.
In connection with Mr. Archbold’s departure, and subject to the terms and conditions of the employment agreement among the Company, General Nutrition Centers, Inc., and Mr. Archbold dated as of August 4, 2014 (the “Employment Agreement”), including Mr. Archbold’s execution and non-revocation of a release of claims against the Company, Mr. Archbold will receive that compensation to which he is entitled under the Employment Agreement in the case of a termination by the Company without “cause” (as defined in the Employment Agreement). The Employment Agreement was previously filed with the SEC as Exhibit 10.1 to the Company’s Form 8-K, filed August 8, 2014.
Item 7.01  Regulation FD Disclosure.
On July 28, 2016, the Company issued a press release regarding Mr. Moran’s appointment as interim Chief Executive Officer of the Company and Mr. Archbold’s departure from the Company. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The information contained in this Item 7.01, including the related information set forth in the press release attached hereto as Exhibit 99.1, is being “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities under that section.
Item 9.01  Financial Statements and Exhibits.
(d)  Exhibits

Exhibit No.	Description
99.1	Press release dated July 28, 2016

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GNC HOLDINGS, INC.
Date: July 28, 2016	By: /s/ James M. Sander
Name: James M. Sander Title: Senior VP, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated July 28, 2016